Exhibit 99.1

BLAST ENERGY PROVIDES OPERATIONAL UPDATE

Houston, TX – June 3, 2009 – Blast Energy Services, Inc. (OTCBB: BESV) announced today that they have experienced delays in getting their operations started in Kentucky but expect to be jetting as early as this week.  The first two weeks encountered several mechanical and equipment problems, which prevented any lateral jetting operations from being performed. To remedy the issues, Blast has replaced its Operations Manager with Charles “Buster” Watkins and has successfully implemented several equipment changes and upgrades to avoid future delays.

“We believe that replacing the Operations Manager with a more experienced hand along with certain upgrades to our equipment will allow us to move forward with jetting operations this week,” said John O’Keefe, President and CEO of Blast. “We are striving to offer a jetting process that has proven to be successful in the Austin Chalk formation in South Texas and are certainly frustrated by these issues impeding our progress.”

The mechanical issues included the main rig engine overheating (repaired), the main triplex pump failing to deliver sufficient fluid volumes (upgraded), deficiencies in the construction of the flexible hose (upgraded), an electronic sensor failure in the boom truck engine (returning to service today), and an incorrect alignment of the weight indicator on the rig (waiting on boom truck). It became clear during the process that the mechanical problems were not being fully resolved or were repeating themselves, so a change in leadership became necessary.

Blast deployed their proprietary applied fluid jetting rig to Kentucky in May to begin working toward cash for services contracts and a production sharing contract.

Mr. Watkins has over thirty years of oil field experience, including working as a roustabout, mechanic, pumper, maintenance foreman and coiled tubing operator. For the past eighteen years he had been employed by Schlumberger where he became proficient in coiled tubing operations and supervised the operations of a four unit coiled tubing fleet.